UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2015

POLONIA BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35739	45-3181577
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3993 Huntingdon Pike, 3rd Floor Huntingdon Valley, Pennsylvania 19006

(Address of principal executive offices) (Zip Code)

(215) 938-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 18, 2015, Polonia Bancorp, Inc. (the “Company”) appointed Joseph T. Svetik as President and Chief Executive Officer and a director of the Company. Effective the same day, Polonia Bank (the “Bank”), the Company’s wholly owned subsidiary, appointed Mr. Svetik as President and Chief Executive Officer and a director of the Bank.

Mr. Svetik, age 66, has spent his entire career in banking. He joined First Star Bank in 1989 and from 2001 until its sale to ESSA Bancorp, Inc. in 2012 he served as Chairman, President and Chief Executive Officer. Mr. Svetik served as a director of ESSA Bancorp, Inc. (Nasdaq: ESSA) from July 2012 to March 2014 and has served as a director of JTNB Bancorp, Inc. and its banking unit Jim Thorpe Neighborhood Bank since September 2014. Prior to First Star Bank, Mr. Svetik spent eight years as a bank examiner and ten years in various positions with the former 3rd Fed Bank in Philadelphia. Since the sale of First Star Bank, Mr. Svetik has provided consulting services to financial institutions.

Mr. Svetik’s education in accounting and experience in management positions in banking organizations led to his appointment to the board of directors.

There is no arrangement or understanding between Mr. Svetik and any other person pursuant to which Mr. Svetik was appointed as President and Chief Executive Officer and a director of the Company. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Svetik and any of the Company’s executive officers or directors, or any person nominated to become a director or executive officer. There are no transactions in which Mr. Svetik has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On May 19, 2015, the Bank entered into an employment agreement with Mr. Svetik in connection with his role as President and Chief Executive Officer of the Bank. Under the employment agreement, Mr. Svetik will receive an annual base salary of $300,000, which will be subject to annual review, and a one-time signing bonus of $50,000, one-half of which was paid upon execution of the employment agreement and one-half of which will be paid on December 31, 2015, subject to Mr. Svetik remaining employed by the Bank on such date. The employment agreement also provides for the grant of an option to purchase 59,759 shares of common stock of the Company and a retention bonus of $50,000 to be paid on December 31, 2016 if Mr. Svetik remains employed by the Bank on such date. The agreement also addresses participation in incentive compensation and benefit plans, plans providing retirement, medical, dental, disability, and group life benefits and other fringe benefits.

The employment agreement has an initial term of 36 months. On each anniversary of the employment agreement, the board of directors may extend the agreement for an additional year so that the remaining term is 36 months, unless the Bank or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the anniversary date of the agreement.

Under the employment agreement, if Mr. Svetik’s employment is terminated for “cause,” as that term is defined in the agreement, he will receive his base salary through the date on which the termination of employment becomes effective. If Mr. Svetik is terminated without cause or voluntarily terminates with “good reason,” as that term is defined in the agreement, he will receive a lump sum amount equal to the lesser of the base salary that would have been paid to him for the remaining term of the employment agreement or the base salary that would have been paid to him for 12 months. This lump sum payment will not be paid in the event that there is a payment under the employment agreement in connection with a change in control.

If a “change in control,” as that term is defined in the employment agreement, occurs during the term of the employment agreement and, within one year thereafter, Mr. Svetik’s employment terminates involuntarily but without cause or if Mr. Svetik voluntarily terminates employment with good reason, all of his unvested stock options will vest and he will receive a lump sum severance benefit equal to one year’s base salary.

For more information, see the Company’s press release dated May 18, 2015, filed as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description
	10.1	Employment Agreement between Polonia Bank and Joseph T. Svetik

	99.1	Press Release Dated May 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POLONIA BANCORP, INC.

Date: May 19, 2015	By:	/s/ Paul D. Rutkowski
Paul D. Rutkowski Chief Financial Officer and Corporate Secretary